Exhibit 99.1

Weyco Announces Retirement of Director and New Nominee for Director

          MILWAUKEE, Feb. 7 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS) today announced that Mr. Leonard J. Goldstein will retire from its Board of Directors upon the end of his current term on May 1, 2007.  Mr. Goldstein has served as a Director of the Company since 1992.  The Company and its Board of Directors would like to thank Mr. Goldstein for his dedicated service and valuable contributions to the Company over his fifteen years on the Board.

          Weyco Group also announced that the Board of Directors of the Company has nominated Ms. Tina M. Chang to stand for election as a Director of the Company at its annual shareholders meeting on May 1, 2007, to serve a 3-year term to expire in May 2010.  If elected as a Director by the Shareholders, Ms. Chang will also serve on the Company’s Audit Committee, Corporate Governance and Compensation Committee, and the Executive Committee.

          Ms. Chang is the CEO of SysLogic, Inc., an information technology services firm offering business consulting, custom software development and integration, and maintenance solutions to clients in the manufacturing, healthcare, financial services and service industries.  Prior to joining SysLogic in 1996, Ms. Chang worked for Andersen Consulting (Accenture) where she served as a business analyst and consultant to Fortune 1000 companies.

          Ms. Chang maintains a strong background in business, technology and process development.  She has demonstrated a dedication to both the local and international community and professional development through her leadership with the City of Milwaukee Board of Harbor Commissioners, MMAC, YMCA, Rotary Club of Milwaukee, Alverno College, Girl Scouts of Milwaukee, Milwaukee Forum, Public Policy Forum, Professional Dimensions, UPAF, United Way and the American Marketing Association.  In 2004 Ms. Chang was presented The Business Journal’s “40 Under Forty” Award for the difference she has made in her profession and community.  In 2005, she received the Governor’s Young Entrepreneur of the Year - Technology Award.  SysLogic has also been a recipient of MMAC’s Future 50 Award in 2001, 2004 and 2005.

          Originally from New York, Ms. Chang attended the University of Wisconsin - Madison and received a BBA degree with an emphasis in Marketing and International Business.  She also attended the University of Copenhagen, Denmark, where she specialized in environmental accounting and European commerce, and the Darden School of Business at University of Virginia and the Tuck School of Business at Dartmouth College where she attended their Business Executive Programs.

          Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush and Stacy Adams.  The Company also operates a number of retail stores in the United States and Europe.

SOURCE  Weyco Group, Inc.
          -0-                                                  02/07/2007
          /CONTACT:  John Wittkowske of Weyco Group, Phone: +1-414-908-1880, or Fax: +1-414-908-1603/
          /Web site:  http://www.weycogroup.com /
          (WEYS)